Exhibit 5.1

BEIJING CENTURY CITY HONG KONG IRVINE SPECTRUM LONDON LOS ANGELES	Times Square Tower 7 Times Square New York, New York 10036 TELEPHONE (212) 326-2000 FACSIMILE (212) 326-2061 www.omm.com	NEWPORT BEACH SAN FRANCISCO SHANGHAI SILICON VALLEY TOKYO WASHINGTON, D.C

August 24, 2005

Quality Distribution, LLC

QD Capital Corporation

3802 Corporex Park Drive

Tampa, Florida 33619

Re:	Registration of Securities of Quality Distribution, LLC and QD Capital Corporation

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-4 (File No. 333-122641) (such registration statement, as amended or supplemented, the “Registration Statement”), of Quality Distribution, LLC, a Delaware corporation (the “Company”), and QD Capital Corporation, a Delaware corporation (“QD Capital,” together with the Company, the “Issuers”), in connection with the Issuers’ proposed offer (the “Exchange Offer”) to exchange up to $85,000,000 principal amount at maturity of the Issuers’ Senior Floating Rate Notes due 2012 that have been registered under the Securities Act of 1933 (the “New Notes”), which New Notes will be guaranteed (the “Guarantees”) by Quality Distribution, Inc., a Florida corporation and the parent of the Company (“QDI”), and each of the direct and indirect restricted domestic subsidiaries of the Company other than QD Capital, for a like principal amount at maturity of the Issuers’ outstanding Senior Floating Rate Notes due 2012 (the “Old Notes”), which Old Notes have also been guaranteed by each of the Note Guarantors.

We have acted as counsel to the Issuers, each of the parties listed on Schedule I hereto (the “Delaware Guarantors” and each a “Delaware Guarantor”), and each of the parties listed on Schedule II hereto (the “Other Guarantors,” and together with the Delaware Guarantors, the “Guarantors”), in connection with the above.

We have examined originals or copies of those corporate, limited liability company and other records and documents we considered appropriate.

With respect to the opinion in paragraph 4 below, we have relied solely upon the opinions of (i) (A) Morgan, Lewis & Bockius LLP, as special counsel to Chemical Leaman Corporation, a Pennsylvania corporation (the “Pennsylvania Guarantor”), and (B) Jones Vargas, as special counsel to MTL of Nevada, a Nevada corporation (the “Nevada Guarantor”), in each case, dated the date hereof, a copy of each of which is being filed on the date hereof as an exhibit to the Registration Statement, as to matters of the

Quality Distribution, LLC

QD Capital Corporation

August 24, 2005

laws of the states of Pennsylvania and Nevada, respectively, with respect to the Guarantees being the legal, valid and binding obligation of the Pennsylvania Guarantor and the Nevada Guarantor, respectively, as set forth in such opinions and (ii) Robert J. Millstone, as special counsel to QDI and Mexico Investments, Inc., each a Florida corporation, and Quality Carriers, Inc., an Illinois corporation (collectively, the “Florida/Illinois Guarantors”), dated the date hereof, a copy of which is being filed on the date hereof as an exhibit to the Registration Statement, as to matters of the laws of the states of Florida, and Illinois, respectively, with respect to (w) the Florida/Illinois Guarantors being duly incorporated or organized, validly existing and in good standing under the laws of their respective state of incorporation, (x) the Florida/Illinois Guarantors having the corporate power and authority, as applicable, to execute, deliver and perform their respective obligations under the Indenture (as defined below) and their respective Guarantees, (y) the Indenture and the Guarantees being duly authorized by each of the Florida/Illinois Guarantors and (z) the Indenture being duly executed by the Florida/Illinois Guarantors, as set forth in such opinion.

Upon the basis of the foregoing, we are of the opinion that:

1. The New Notes have been duly authorized by all necessary action under the Delaware Limited Liability Company Act (the “Act”) and the Company’s certificate of incorporation and limited liability company agreement, and by all necessary corporate action on the part of QD Capital, and when the New Notes have been duly executed, authenticated and delivered by or on behalf of the Issuers in accordance with the Indenture dated as of January 28, 2005 (the “Indenture”), among the Issuers, the Guarantors and The Bank of New York Trust Company, N.A., as Trustee, in exchange for the Old Notes in accordance with the Indenture and the Exchange Offer, such New Notes will be legally valid and binding obligations of each of the Company and QD Capital, enforceable against each of the Company and QD Capital in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

2. Each of the Delaware Guarantors is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware, and has the requisite corporate power and authority to execute, deliver and perform its obligations under the Indenture and the Guarantees.

3. The execution, delivery and performance of the Indenture and the Guarantees have been duly authorized by all necessary corporate action on the part of each of the Delaware Guarantors and the Indenture has been duly executed and delivered by each of the Delaware Guarantors.

Quality Distribution, LLC

QD Capital Corporation

August 24, 2005

4. When the Guarantees have been duly executed by each of the Guarantors and the New Notes on which Guarantees have been endorsed have been duly executed, authenticated and delivered by or on behalf of the Issuers in accordance with the Indenture and the Exchange Offer, the Guarantees of the Guarantors will be the legally valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

The law governed by this opinion is limited to the present federal law of the United States and the present law of the State of New York and the present Act. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority or any jurisdiction.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ O’Melveny & Myers LLP

SCHEDULE I

DELAWARE GUARANTORS

American Transinsurance Group, Inc.

Enviropower, Inc.

Fleet Transport Company, Inc.

Power Purchasing, Inc.

QSI Services, Inc.

Quala Systems, Inc.

Transplastics, Inc.

SCHEDULE II

OTHER GUARANTORS

Quality Distribution, Inc.

Chemical Leaman Corporation

Mexico Investments, Inc.

MTL of Nevada

Quality Carriers, Inc.